Results of June 1, 2000 shareholder meeting
          (Unaudited)



               An annual meeting of shareholders of the fund was held on
               June 1, 2000. At the meeting, each of the nominees for
               Trustees was elected, as follows:

                                         Votes
                                 Votes for   withheld
               Jameson Adkins Baxter      84,781,347
3,061,784
               Hans H. Estin  84,680,557          3,162,573
               J. A. Hill     84,802,648          3,040,483
               Ronald J. Jackson      84,783,977
3,059,154
               Paul L. Joskow 84,749,654          3,093,477
               Elizabeth T. Kennan    84,728,632
3,114,499
               Lawrence J. Lasser     84,771,993
3,071,138
               John H. Mullin III     84,756,259
3,086,871
               R. E. Patterson        84,799,728
3,043,403
               George Putnam, III     84,750,875
3,092,256
               A.J.C. Smith   84,747,183          3,095,948
               W. Thomas Stephens     84,764,821
3,078,310
               W. Nicholas Thorndike  84,676,532
3,166,599

               A proposal to ratify the selection of
               PricewaterhouseCoopers LLP as the independent auditors of your fund was approved as follows:
               86,426,707 votes for, and 511,321 votes
against, with 905,103
               abstentions and broker non-votes.

               All tabulations are rounded to nearest whole number.